EXHIBIT 99(b)


                                  RISK FACTORS

            Investing in our common stock involves significant risks. Before making an investment, you should read and carefully consider the risks and uncertainties described below. The risks and uncertainties we described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also affect our business operations. If any of the following risks actually occur, our business, results of operations and financial conditions could be materially adversely affected, and you could lose all or part of your investment.


We may be unable to keep up with rapid technological changes which could make
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some of our products or processes obsolete before we realize a return
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on our investment.
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         The technologies relating to our research and development activities have undergone rapid and significant technological development. Specifically, the market for products in the communications industry is characterized by technological change, frequent new product introductions and enhancements, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable before we can recover any or all of our research, development and commercialization expenses. The life cycles of our products are difficult to estimate.

         Our future success will depend upon our ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of our customers. We may be unsuccessful in developing and marketing new products or product enhancements that respond to technological changes or evolving industry standards. We also cannot assure you that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or product enhancements, or that our new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, our business, financial condition and results of operations could be materially adversely affected.

Because a substantial portion of our sales comes from customers in the
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communications, computer and automotive industries, we are susceptible to trends
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and factors affecting those industries.
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     Net  sales  to  the  communications,  computer  and  automotive  industries represent a substantial portion of our revenues. Factors negatively affecting these industries and the demand for their products, including the current economic slowdown, also negatively affect our business, results of operations and stock price. Any adverse occurrence, including industry slowdown, recession,
political  instability,  armed  hostilities,   terrorism,  excessive  inflation,
prolonged disruptions in one or more of our customers' production, or labor disturbances, that results in a significant decline in the volume of sales in these industries, or in an overall downturn in the business and operations of our customers in these industries, could have a material adverse effect on our business, financial condition and results of operations. For example, the trend toward consolidation in the communications and computer industries could result in a lower level of acceptance of our products, reduced product requirements, purchasing delays by the combined entity or the loss of a customer. Also, the automotive industry is generally highly unionized and some of our customers have, in the past, experienced labor disruptions. Furthermore, the automotive industry is highly cyclical in nature and sensitive to changes in general economic conditions.

Because a significant portion of our sales currently comes from a small number
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of customers, any decrease in sales from these customers could adversely
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affect our operating results.
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         We depend on a small number of customers for a large portion of our business, and changes in the level of our customers' orders have, in the past, had a significant impact on our operating results. If a major customer reduces the amount of business it does with us, there would be an adverse impact on our operating results. Our 15 largest customers represent a substantial portion of our sales. Our two largest customers in recent periods were Compaq Computer Corporation and Motorola, Inc.

         We expect to continue to depend on sales to our major customers. Some of our customers are increasingly outsourcing their purchasing activities, with the result that a greater emphasis is being placed on cost while maintaining an emphasis on quality. Since it is difficult to replace lost business on a timely basis, it is likely that our operating results would be adversely affected if one or more of our major customers were to cancel, delay or reduce a large amount of business with us in the future. If one or more of our customers were to become insolvent or otherwise unable to pay for our services, our operating results and financial condition could be adversely affected.

We face risks resulting from the global economic slowdown.
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         The global economic downturn has slowed demand in the CTS-served automotive, communication and computer markets. These served markets for our electronic components and assemblies have softened and may continue to soften. As a result, our revenues and earnings have been negatively affected and this softening demand may create pricing pressures which could further affect our revenues and earnings.

         Further deterioration of revenues and earnings, beyond current levels, could have a negative effect on our business, results of operations and financial condition. This could also have a negative effect on the price of our common stock and could also make it difficult for us to service our debt and to comply with the covenants in our credit facility. Violation of the covenants in our credit facility could require substantial fees to our banks until the violation is corrected. In the event the violation cannot be corrected, we could be required to negotiate a new credit facility with a new bank group or raise equity or additional debt in public or private transactions.

We face risks concerning the success of our restructuring, consolidation and
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cost reduction plan.
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         During the second quarter of 2001, we recorded $14 million of restructuring and impairment charges relating to a plan to realign our operations. We began to implement the plan during the second quarter of 2001. The plan was designed to permit us to operate more efficiently in the then-prevailing environment, and at the same time be well positioned when the economy improves.

         The restructuring plan is proceeding on schedule. However, anticipated savings were based on revenue volumes and mix experienced during the fourth quarter of 2000 instead of revenue volumes expected at the time the plan was implemented. If the expected revenue volumes are not met during the next two fiscal years, some of the expected savings may be delayed or not achieved.

         During the fourth quarter of 2001, we recorded $26 million of additional restructuring and impairment charges related to real estate and equipment write downs and additional severance-related expenses. Additional restructuring activities and related charges may be required in the event that the business environment deteriorates further or we identify other areas for cost savings.

Because we have significant non-U.S. operations, our financial condition and
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operating results could be adversely affected by economic, political,
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regulatory and other factors existing in non-U.S. countries in which we operate.
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

         We have substantial international operations, which are subject to inherent risks, which may adversely affect us, including:

o political and economic instability in countries in which we have manufacturing facilities;

o        expropriation;

o        currency controls;

o        changes in government regulation;

o        high levels of inflation;

o changes in labor conditions and difficulties in staffing and managing our non-U.S. operations;

o greater difficulty in collecting our accounts receivable and longer payment cycles;

o        less favorable intellectual property laws;

o        increases in the duties and taxes we pay;

o        exposure to different legal standards; and

o        fluctuations in exchange rates.

In addition, these same factors may also place us at a competitive disadvantage to some of our non-U.S. competitors.

We face risks relating to the protection of our intellectual property.
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         The success of our business depends, in part, upon our ability to protect trade secrets, copyrights, and patents, obtain or license patents and operate without infringing on the rights of others. We rely on a combination of trade secrets, copyrights, patents, nondisclosure agreements and technical measures to protect our proprietary rights in our products and technology. The steps taken by us in this regard may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some non-U.S. countries do not protect our proprietary rights to the same extent as do the laws of the United States. Although we continue to evaluate and implement protective measures, we cannot assure you that these efforts will be successful.

         We believe that patents will play an increasingly important role in our commercial business. However, we cannot assure you that any issued patent will provide us with any competitive advantages nor can we assure you that the patents will not be challenged by third parties or that the patents of others will not adversely affect our ability to do business.

         There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a product or process that does not infringe upon the rights of that other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in the development, or licenses may not be available on commercially acceptable terms, if at all.

We may be unable to compete effectively against larger competitors.
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         We operate in a highly fragmented and competitive industry. We compete against many domestic and non-U.S. companies, some of which have substantially greater manufacturing, financial, research and development and marketing resources than we do. Although no single competitor competes with us along all product lines, we compete with a variety of suppliers with respect to different subsets of our products. Additionally, many of our customers are seeking to consolidate their business among one or more preferred or qualified suppliers. If any customer becomes dissatisfied with our prices, quality or timeliness of delivery, among other things, it could award future business or, in an extreme case, move existing business to our competitors. Moreover, some of our customers could choose to manufacture and develop particular components themselves rather than purchase them from us. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could adversely affect our results of operations and financial condition. In addition, certain of our competitors have also been engaged in merger and acquisition transactions. Consolidations by competitors are likely to create entities with increased market share, customer bases, proprietary technology and marketing expertise and expanded sales force size. These developments may adversely affect our ability to compete against these competitors, many of which are significantly larger and have greater financial and other resources. We cannot assure you that our products will continue to compete successfully with our competitors' products.

Customer pressure to reduce prices may cause reductions in sales or profit
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margins.
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         Many of our customers are under pressure to reduce the price of their products or services, and, therefore, we expect to continue to experience pressure from our customers to reduce the prices of our products. In many of our markets, average sales prices of established products have declined in the past. We anticipate that prices will continue to decline, which could negatively impact our sales and/or gross profit margins. Accordingly, to remain competitive, we believe that we must continue to develop product enhancements and new technologies, and improve manufacturing efficiencies, that will slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our results of operations and financial condition would be adversely affected.

We are subject to a variety of environmental laws that expose us to potential
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financial liability.
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         Our operations are regulated under a number of federal, state and
non-U.S. environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in our manufacturing process. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of our former and existing manufacturing sites, as well as sites at which we have arranged for the disposal of hazardous wastes, even if we fully comply with applicable environmental laws. If we violate environmental laws, we could be liable for fines, damages and costs of remedial actions and could also be subject to revocation of our environmental permits. Any revocation could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and potentially causing our common stock price to decline. Environmental laws, including environmental laws in the European Union and other non-U.S. countries, could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also could negatively impact our operating results.

The price of our common stock has been volatile and may continue to fluctuate
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significantly.
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         The market price for our common stock has been and may continue to be volatile. From January 3, 2000 to March 14, 2002 the last sale price of our common stock ranged from a low of $13.30 per share to a high of $82.75 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

o        changes in financial estimates by securities analysts;

o        changes in market valuations of related companies;

o announcements by us or our competitors of new products or technical innovations or of significant acquisitions, strategic partnerships or joint ventures;

o general and industry stock market conditions, particularly in the communications industry;

o        general U.S. and worldwide economic conditions;

o conditions in our industries such as competition, demand for services and technological advances;

o        changes in our revenues and earnings;

o changes in our customer base, including any loss of a major customer, and our contracts with customers;

o introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

o effectiveness in managing our manufacturing processes and related assets, including our inventory and fixed assets;

o        adverse or unfavorable publicity regarding us or our products;

o        additions or departures of key personnel;

o any deviations in net revenues or in losses from levels expected by securities analysts; and

o        future sales of common stock.

         We may fail to meet expectations of our shareholders or of analysts at some time in the future, and our stock price could decline as a result.

         In addition, sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock.

Our credit facility contains provisions that could materially restrict our
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business.
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         Our credit facility contains a number of significant covenants that, among other things, restrict our ability to:

o        dispose of assets;

o        incur additional debt;

o        guarantee third-party obligations;

o        repay other debt or amend other debt instruments;

o        create liens on assets;

o        enter into capital leases;

o        make investments, loans or advances;

o        make acquisitions or engage in mergers or consolidations;

o        make capital expenditures; and

o        engage in certain transactions with our subsidiaries and affiliates.

         In addition, under our credit facility, we are required to meet a number of financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of these covenants or restrictions, it could result in an event of default under our credit facility. Any breach might permit our lenders to declare all amounts owing thereunder to be due and payable, and our senior lenders could terminate their commitments to make further extensions of credit under our credit facility. Additionally, if we were unable to repay debt to our secured lenders, they could proceed against the collateral securing the debt.

Anti-takeover provisions could delay, deter or prevent a change in control.
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         We are an Indiana corporation subject to Indiana state law. Some of these state laws could interfere with or restrict takeover bids or other change-in-control events affecting us. One statutory provision prohibits, except under specified circumstances, us from engaging in certain business combinations, including any mergers, sale of assets and recapitalizations with any shareholder who owns 10% or more of our common stock or any affiliate of the shareholder.

         We have opted out of Indiana's "control share acquisition" provisions, which restrict the voting rights of shares acquired in transactions which cause the beneficial owner of the shares to exceed specified ownership thresholds. We could, however, by action of the board of directors, elect to have those provisions apply.

         In addition, our articles of incorporation allow us to issue up to an additional 26.5 million shares of common stock and 25 million shares of preferred stock without shareholder approval. The board of directors has the authority to determine the price and terms under which the additional common or preferred stock may be issued. Issuance of this common and preferred stock could make it more difficult for a third party to acquire control of CTS.

         Also, provisions in our articles of incorporation, bylaws, and other agreements to which we are a party, could delay, deter or prevent a change in control of CTS. These provisions, alone or in combination with each other and with the rights agreement described below, may discourage transactions involving actual or potential changes in control, including transactions that otherwise could involve payment of a premium over the prevailing market price to shareholders for their common stock.

         On August 28, 1998, our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of September 10, 1998. The rights agreement is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire CTS by means of unfair or abusive takeover tactics. However, the existence of the rights agreement may impede a takeover of CTS not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.